Exhibit 99.1

Board Member Joins Senior Executive Team of OptiCon

 “Silicon Valley” Marketing Pioneer Leads Company to New Strategic Growth into Energy Market

Monday October 12, 2009 8:00 am ET

St. Petersburg, FL— October 12, 2009 -- OptiCon Systems, Inc. (OTC BB:OPCN.OB - News) a global provider of OSS (Operational Support System) software applications for Communications, Telecommunications and the Power companies, announced today that Mr. Malcolm Welch, Chairman of the Board of OptiCon Systems, is pleased to announce that Board Member, Tessa Lander has accepted the position of Executive Vice President and Chief Operating Officer of OptiCon Systems, Inc. and of its PowerCon Systems subsidiary.

Tessa Lander has been consulting with Mr. Sam Talari, Acting CEO of OptiCon, for the past four months, and has energized the St. Petersburg based organization. Ms. Lander has been instrumental in the creation of OptiCon’s innovative business model, marketing strategies and in recruiting its new management team.

Mr. Talari commented at the announcement, “I want to take this opportunity to thank Ms. Lander officially for her keen and unmitigated ability to see quality and excellence. She has helped us to put together a powerful management team whose past achievements will only be surpassed by its future accomplishments. These important days, for our Company, will be known as a pivotal point in what I believe to be the making of a Fortune 1000 company.”

Tessa Lander has served in senior executive roles in the technology, information, and investment industries.  She commented, “This has been an extraordinary challenge and an exciting few months.  The intrinsic value of Corning’s software has not yet realized its potential to address the critical issues of Cyber Security and Smart Grid development.”

As former Senior Vice President of Strategic Marketing & Acquisitions, REUTERS, Vice President of Marketing for Thomson, ADP, and Citicorp, Ms. Lander developed innovative financial information services integrating global market makers, securities exchanges, and news, providing strategic advantage to investment and trading clients.  She served as the Chair of Regulatory Compliance and Exchange Relations for the Information Industry Association, and was active in the Securities Industry Association.

Prior to joining OptiCon Systems, Inc. Ms. Lander was an Investment Advisor for Gerson Lehrman Group, a leader in institutional investment research, and Acquisitions Consultant to her investment banking clients of two decades, including Venture Capital, Private Equity, and Hedge Fund firms .

Ms. Lander was a “Silicon Valley” marketing pioneer in office automation with IBM and XEROX Advanced Systems, Palo Alto Research Center (PARC), launching Xerox’s historic STAR and Ethernet products.  She co-founded the Management Consulting Productivity Practice for KPMG/ PEAT MARWICK in New York, and was an active member of the National Speakers Bureau.

“Like Forrest Gump, I have been fortunate to be in the right place at the right time, participating in three decades of technological history from XEROX PARC to the Internet, as the individual gained access to a world of instant information and became an investment force. Now as our global awareness of human and natural resources redefine our value propositions, we are challenged to create critical solutions for our secure future and I am thrilled to be, once again, part of the team in the forefront of innovation.”

Ms. Lander continued, “We will be introducing our Chief Executive Officer and several key management positions to our shareholders next week. I am confident that with the talent and leadership credentials we have assembled, we will deliver innovative solutions for the Broadband Initiatives and Energy industry.   The core competencies are in position and we are ready to launch the POWERCON initiative.”

About OptiCon Systems

OptiCon Systems, Inc., through its subsidiary, provides Wireline, Wireless and fiber optics network management solutions offering proprietary state-of-the-art software, professional services and integrated systems. OptiCon Systems have been in use by companies seeking the best solution in managing their networks for the past 10 years. The company's software solutions automate all aspects of the physical and logical layer management, fault detection and delivery of information. The scalability of the software systems permits the Company to target large communications and telecom companies servicing millions of global customers to medium-sized companies managing a single facility. Besides OptiCon Network Manager (ONMS), the company will soon offer PowerCon Energy Systems (PES) that is designed to manage large power networks and facilities for power and alternative energy companies globally. The PES/ONMS isolates (power/fiber) cable cuts, breaks, and faults, and service degradation and other power and optical events to within plus or minus five feet of the event, and produces a global positioning system location for the outage to an approximate five foot section of cable.

For more information, please visit www.opticonsystemsinc.com.

Forward-Looking Statements

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.

Contact:
     Media Contact:

     OptiCon Systems, Inc.
     investors@opticonsystemsinc.com

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Source: OptiCon Systems, Inc.